Exhibit 99.1

FOR IMMEDIATE RELEASE

ADS Waste Holdings, Inc. Announces Senior Management Changes

PONTE VEDRA, Fla. (January 21, 2014) – ADS Waste Holdings, Inc., announced today that Charles C. Appleby, our Chief Executive Officer, notified the Board of Directors of the Company (the “Board”) of his intention to retire as Chief Executive Officer, effective July 1, 2014. Charlie will remain on the Board of Directors of the Company following his retirement. The Company’s Board of Directors has also unanimously selected Richard Burke, the President of the Company, as Chief Executive Officer, effective upon Mr. Appleby’s retirement.

Charles C. Appleby, the Chief Executive of ADS Waste Holdings, Inc., commented about Burke’s selection, “Richard is a phenomenal leader. He brings integrity, passion, business sense and a willingness to lead from the front. Richard has the broad business experience, in depth industry knowledge, and has clearly demonstrated the requisite executive skills and temperament to lead Advanced Disposal successfully into the future.”

Walter Hall, the Chief Operating Officer of the Company, will leave the Company in order to pursue other opportunities. Mr. Burke will also serve as Chief Operating Officer, effective immediately, until he assumes the position of Chief Executive Officer or until a replacement is named.

Lastly, Appleby said, “We thank Wally for all he has accomplished for the Company and wish him well in the future. Wally has been an instrumental part of building the ADS team and the successes we have achieved since inception of our Company. He will always be an important part of our history.”

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment. We provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 18 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Jennifer Lada

Advanced Disposal

(904) 900-7602, Jennifer.Lada@AdvancedDisposal.com